                                                                     EXHIBIT 4.4

                              CONSULTING AGREEMENT


This Consulting Agreement ("Agreement") is to be effective as of the 2nd day of December 2002, by Henry Zemla ("Consultant") and "Ibiz Technology Corp. " (the "Company"). For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".


The Parties hereby agree as follows:


1. APPOINTMENT OF Consultant. Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as a management consultant, and advisor.


2. DUTIES:


Consultant agrees to perform such duties and responsibilities and to render advice and consulting as may be requested by the Company from time to time during the term of this consulting arrangement in connection with the Company's business throughout the United States and world wide. Said consulting services shall include, but not be limited to, general business services. Consultant shall use his best efforts to keep the Company informed of all corporate business opportunities which shall come to his attention and appear beneficial to the Company's business so that the Company can obtain the maximum benefits from Consultant's knowledge, experience, and personal contacts.


TERM.

The term ("Term") of this Consulting Agreement shall be for a period of 2 months commencing on the date hereof and can continue on a month-to-month basis until terminated by Company or Consultant with a written notice of thirty (30) days.

COMPENSATION. 2,000,000 shares of free trading IBZT stock.

3. CONFIDENTIALITY: Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this consulting Agreement, any trade secrets or other information designated as confidential by Company, or obviously confidential or proprietary by its nature, which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

         Company, its agents or assigns hereby agree expressly that they directly or indirectly, for itself, or through its representatives, agents, employees or affiliates will not pursue a transaction with any introduced party acknowledged by the Company or an Agent of Consultant, financing or collateral sources, restructures, registered or non-registered stock transactions, or security structures, independent of Consultant, unless Company has a written commitment with such a party prior to the introduction by Consultant.

4. INDEMNIFICATION: Both parties, their agents or assigns hereby agree to indemnify and hold each other harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Consulting Agreement. This indemnity shall not apply, however, and the Parties shall indemnify and hold each other, their affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that either party engaged in gross recklessness or willful misconduct in the performance of its services hereunder, which have rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder.

5. INDEPENDENT CONTRACTOR: Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out, as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

6. TERMINATION FOR CAUSE: The Company reserves the right to terminate this agreement, if Consultant willfully breaches or habitually neglects his consulting duties which he is asked to perform under the terms or this agreement. Notice must be given in writing of any breaches with a 10 day cure period before any termination can take effect.

                  a. In the event of termination for cause then any balance due under this agreement shall become null and void.

                  b. Consultant may terminate its obligations under this agreement by giving the Company at least 30 days (30) written notice in advance. In the event the consultant terminates this agreement then any balance due under this agreement shall become null and void.

                   c. Any controversy between the parties involving the construction or application of any terms, provisions, or conditions of this agreement, shall on the written request of either party served on the other, be submitted to mediation before a neutral third party. The parties shall share the cost of mediation jointly.

7. PARTIAL INVALIDITY: If any part of this agreement shall be determined by a court or mediator to be invalid, the remainder hereof shall be construed as if the invalid portion has been omitted.

8. WAIVER: No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9. LAW GOVERNING AGREEMENT: This agreement shall be governed by and construed in accordance with Arizona state law.

10. NOTICES: Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written to each of the other Parties hereto:

COMPANY:

CONSULTANT:

11. ENTIRE AGREEMENT: This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supercedes and cancels any prior communications, understandings and agreements between the Parties.

With my signature below I affirm that I am the legally authorized signatory for this transaction, empowered by the Company to execute legal agreements. Accepted and agreed to as of this 26th day of November 2002.

COMPANY                             CONSULTANTS

IBIZ Technology Corp

/s/Ken Schilling                    /s/Henry Zemla

----------------                    -------------

Ken Schilling, President            Henry Zemla